SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	October 21, 2005

CORRECTIONAL SERVICES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23038	11-3182580
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1819 Main Street, Suite 1000, Sarasota, Florida		34326
(Address of principal executive offices)		(Zip Code)

 Registrant’s telephone number, including area code: (941) 953-9199

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 40.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events.

Correctional Services Corporation (“CSC”) today announced that CSC and its liability insurers have entered into a comprehensive agreement to settle all claims and lawsuits that have arisen out of the death of Bryan Dale Alexander (the “Settlement Agreement”). The Settlement Agreement is contingent upon, and subject to, the closing of the acquisition of CSC by The GEO Group, Inc. (“GEO”) pursuant to an Agreement and Plan of Merger, dated as of July 14, 2005, by and among CSC, GEO and GEO Acquisition, Inc. (the “Acquisition”). CSC has scheduled a special meeting of its stockholders for November 4, 2005 to consider and vote upon the Acquisition. If CSC’s stockholders approve the Acquisition, the parties expect to consummate the Acquisition shortly thereafter.

The Settlement Agreement, if and when effective, will resolve all of the claims and lawsuits that have been or could have been asserted by the estate and parents of Mr. Alexander against CSC, Knyvett Reyes, Tarrant County, Texas and certain judges of Tarrant County, Texas, and an insurance coverage dispute between CSC and its liability insurers pertaining to such claims. The Settlement Agreement also will resolve a pending claim for indemnification asserted against CSC by certain of the judges named as defendants in the lawsuit.

If the Acquisition is completed, CSC will be obligated to contribute approximately $2.7 million to the settlement. If the Acquisition is not completed, the Settlement Agreement will become null and void.

A copy of the October 21, 2005 press release announcing the Settlement Agreement is attached hereto as Exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits.

c)	Exhibits

The following exhibits are filed in accordance with Item 601 of Regulation S-K:

99.1	Press Release of CSC, dated October 21, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORRECTIONAL SERVICES CORPORATION

By: /s/ Bernard A. Wagner

Name:	Bernard A. Wagner
Title:	Senior Vice President and Chief Financial Officer

Date:     October 21, 2005

EXHIBIT INDEX

99.1	Press Release of CSC, dated October 21, 2005